                                                                    EXHIBIT 4(b)

                              FEE WAIVER AGREEMENT

      This Fee Waiver Agreement (the "Agreement") is made as of the 20th day of January 2005, between The Needham Funds, Inc., a Maryland corporation (the "Fund") and Needham Investment Management L.L.C. (the "Adviser").

      WHEREAS, the Adviser has entered into a Restated Investment Advisory Agreement with the Fund, dated October 21, 2004 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund, and for which it is compensated based on the average daily net assets of each Portfolio of the Fund; and

      WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to have the Adviser waive a portion of its fee due under the Advisory Agreement as set forth below.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Fee Waiver by the Adviser. The Adviser agrees to waive its fee for, and to reimburse expenses of, the Fund in an amount that operates to limit annual operating expenses of Needham Aggressive Growth Fund and Needham Small Cap Growth Fund to not more than 2.50% of average daily net assets.

      2. Assignment. No assignment of this Agreement shall be made by the Adviser without the prior consent of the Fund.

      3. Duration and Termination. This Agreement shall be effective for the period from January 1, 2005 through December 31, 2005, and shall continue in effect from year to year thereafter only upon mutual agreement of the Fund and the Adviser. This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

THE NEEDHAM FUNDS, INC.                                       NEEDHAM INVESTMENT MANAGEMENT L.L.C.
-----------------------                                       ------------------------------------
By: /s/ Glen W. Albanese                                      By: /s/ John Michaelson
    --------------------                                          -------------------

Name: Glen W. Albanese                                        Name: John Michaelson

Title: Treasurer and Secretary                                Title: President